FOR IMMEDIATE RELEASE

Exhibit 99.1
May 10, 2023
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2023
BURBANK, Calif. – The Walt Disney Company today reported earnings for its second quarter ended April 1, 2023.
•Revenues for the quarter and six months grew 13% and 10%, respectively.
•Diluted earnings per share (EPS) from continuing operations for the quarter increased to $0.69 from $0.26 in the prior-year quarter.
•Excluding certain items(1), diluted EPS for the quarter decreased to $0.93 from $1.08 in the prior-year quarter.
•EPS from continuing operations for the six months ended April 1, 2023 increased to $1.39 from $0.89 in the prior-year period.
•Excluding certain items(1), diluted EPS for the six months ended April 1, 2023 decreased to $1.91 from $2.14 in the prior-year period.
“We’re pleased with our accomplishments this quarter, including the improved financial performance of our streaming business, which reflect the strategic changes we’ve been making throughout the company to realign Disney for sustained growth and success,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “From movies to television, to sports, news, and our theme parks, we continue to deliver for consumers, while establishing a more efficient, coordinated, and streamlined approach to our operations.”
The following table summarizes the second quarter results for fiscal 2023 and 2022 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	April 1, 2023	April 2, 2022	Change	April 1, 2023	April 2, 2022	Change
Revenues	$21,815	$19,249	13%	$45,327	$41,068	10%
Income from continuing operations before income taxes	$2,123	$1,102	93%	$3,896	$2,790	40%
Total segment operating income(1)	$3,285	$3,699	(11) %	$6,328	$6,957	(9) %
Net income from continuing operations(2)	$1,271	$470	>100%	$2,550	$1,622	57%
Diluted EPS from continuing operations(2)	$0.69	$0.26	>100%	$1.39	$0.89	56%
Diluted EPS excluding certain items(1)	$0.93	$1.08	(14) %	$1.91	$2.14	(11) %
Cash provided by continuing operations	$3,236	$1,765	83%	$2,262	$1,556	45%
Free cash flow(1)	$1,987	$686	>100%	$(168)	$(504)	67%
(1)Diluted EPS excluding certain items, total segment operating income and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 11 through 14 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of income attributable to noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following are reconciliations of income from continuing operations before income taxes to total segment operating income and revenues to total segment revenues (in millions):

	Quarter Ended			Six Months Ended
	April 1, 2023	April 2, 2022	Change	April 1, 2023	April 2, 2022	Change
Income from continuing operations before income taxes	$2,123	$1,102	93%	$3,896	$2,790	40%
Add:
Content License Early Termination(1)	—	1,023	100%	—	1,023	100%
Corporate and unallocated shared expenses	279	272	(3) %	559	500	(12) %
Restructuring and impairment charges	152	195	22%	221	195	(13) %
Other (income) expense, net	(149)	158	nm	(107)	594	nm
Interest expense, net	322	355	9%	622	666	7%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	558	594	6%	1,137	1,189	4%
Total segment operating income	$3,285	$3,699	(11) %	$6,328	$6,957	(9) %

	Quarter Ended			Six Months Ended
	April 1, 2023	April 2, 2022	Change	April 1, 2023	April 2, 2022	Change
Revenues	$21,815	$19,249	13%	$45,327	$41,068	10%
Content License Early Termination(1)	—	1,023	100%	—	1,023	100%
Total segment revenues	$21,815	$20,272	8%	$45,327	$42,091	8%
(1)In February 2022, the Company terminated certain license agreements with a customer for film and television content, which was delivered in previous years, in order for the Company to use the content primarily on our direct-to-consumer services (Content License Early Termination).

The following table summarizes the second quarter segment revenue and segment operating income for fiscal 2023 and 2022 (in millions):

	Quarter Ended			Six Months Ended
	April 1, 2023	April 2, 2022	Change	April 1, 2023	April 2, 2022	Change
Segment Revenues:
Disney Media and Entertainment Distribution	$14,039	$13,620	3%	$28,815	$28,205	2%
Disney Parks, Experiences and Products	7,776	6,652	17%	16,512	13,886	19%
Total Segment Revenues	$21,815	$20,272	8%	$45,327	$42,091	8%
Segment operating income:
Disney Media and Entertainment Distribution	$1,119	$1,944	(42) %	$1,109	$2,752	(60) %
Disney Parks, Experiences and Products	2,166	1,755	23%	5,219	4,205	24%
Total Segment Operating Income	$3,285	$3,699	(11) %	$6,328	$6,957	(9) %
Disney Media and Entertainment Distribution
Revenue and operating results for the Disney Media and Entertainment Distribution segment are as follows (in millions):

	Quarter Ended		Change	Six Months Ended
	April 1, 2023	April 2, 2022		April 1, 2023	April 2, 2022	Change
Revenues:
Linear Networks	$6,625	$7,116	(7) %	$13,918	$14,822	(6) %
Direct-to-Consumer	5,514	4,903	12%	10,821	9,593	13%
Content Sales/Licensing and Other	2,197	1,866	18%	4,657	4,299	8%
Elimination of Intrasegment Revenue(1)	(297)	(265)	(12) %	(581)	(509)	(14) %
	$14,039	$13,620	3%	$28,815	$28,205	2%
Operating income (loss):
Linear Networks	$1,828	$2,815	(35) %	$3,083	$4,314	(29) %
Direct-to-Consumer	(659)	(887)	26%	(1,712)	(1,480)	(16) %
Content Sales/Licensing and Other	(50)	16	nm	(262)	(82)	>(100) %
	$1,119	$1,944	(42) %	$1,109	$2,752	(60) %
(1) Reflects fees received by the Linear Networks from other DMED businesses for the right to air our Linear Networks and related services.

Linear Networks
Linear Networks revenues for the quarter decreased 7% to $6.6 billion, and operating income decreased 35% to $1.8 billion. The following table provides further detail of Linear Networks results (in millions):

	Quarter Ended		Change
	April 1, 2023	April 2, 2022
Supplemental revenue detail
Domestic Channels	$5,573	$5,826	(4) %
International Channels	1,052	1,290	(18) %
	$6,625	$7,116	(7) %
Supplemental operating income detail
Domestic Channels	$1,568	$2,349	(33) %
International Channels	85	245	(65) %
Equity in the income of investees	175	221	(21) %
	$1,828	$2,815	(35) %
Domestic Channels
Domestic Channels revenues for the quarter decreased 4% to $5.6 billion, and operating income decreased 33% to $1.6 billion. The decrease in operating income was due to lower results at both Cable and Broadcasting.
The decrease at Cable was due to higher sports programming and production costs and, to a lesser extent, lower affiliate and advertising revenue. The increase in sports programming and production costs was attributable to higher College Football Playoffs (CFP) and NFL programming costs and, to a lesser extent, contractual rate increases for NBA programming and an increase in production costs. The increase in costs for CFP programming was due to the timing of games relative to our fiscal periods as the current quarter included three CFP games compared to one game in the prior-year quarter. Higher NFL rights costs were due to the timing of costs under our new agreement compared to the prior NFL agreement. Lower affiliate revenue resulted from a decline in subscribers, partially offset by higher contractual rates. Advertising revenue decreased because of lower impressions at the non-sports channels, partially offset by the timing of the CFP.
The decrease at Broadcasting was due to lower results at ABC and the owned television stations, both of which reflected lower advertising revenue. The decrease at ABC was driven by lower average viewership, while the decrease at the owned television stations was due to lower rates.
International Channels
International Channels revenues for the quarter decreased 18% to $1.1 billion and operating income decreased 65% to $85 million. The decrease in operating income was primarily due to lower advertising revenue, partially offset by a decrease in programming costs.
Lower advertising revenue was due to decreases in impressions and rates and an unfavorable foreign exchange impact. Lower impressions were attributable to decreases in average viewership at our sports and non-sports channels. The decrease at our sports channels was primarily due to cricket programming, which reflected airing fewer Indian Premier League (IPL) matches in the current quarter compared to the prior-year quarter as the 2023 IPL season started approximately one week later than the 2022 season. This decrease was partially offset by airing more Board of Control for Cricket in India matches in the current quarter compared to the prior-year quarter.

Programming costs decreased compared to the prior-year quarter due to a favorable foreign exchange impact, partially offset by costs for new soccer rights.
Equity in the Income of Investees
Income from equity investees decreased $46 million, to $175 million from $221 million, primarily due to lower income from A+E Television Networks attributable to a decrease in advertising revenue and higher programming costs.
Direct-to-Consumer
Direct-to-Consumer revenues for the quarter increased 12% to $5.5 billion and operating loss decreased $0.2 billion to $0.7 billion. The decrease in operating loss was due to improved results at Disney+ and ESPN+, partially offset by lower operating income at Hulu.
The improvement at Disney+ was due to higher subscription revenue and a decrease in marketing costs, partially offset by higher programming and production costs and, to a lesser extent, increased technology costs. Higher subscription revenue was attributable to subscriber growth and increases in retail pricing, partially offset by an unfavorable foreign exchange impact. The increase in programming and production costs was due to more content provided on the service.
Improved results at ESPN+ were attributable to growth in subscription revenue due to an increase in retail pricing and subscriber growth.
The decrease in operating income at Hulu was due to higher programming and production costs and lower advertising revenue, partially offset by subscription revenue growth and, to a lesser extent, lower marketing costs. The increase in programming and production costs was attributable to more content provided on the service and an increase in subscriber-based fees for programming the Live TV service, partially offset by a lower average cost mix of SVOD content. Higher subscriber-based fees for programming the Live TV service were due to rate increases and more subscribers. The decrease in advertising revenue resulted from lower impressions, partially offset by higher rates. Subscription revenue growth was due to increases in retail pricing and subscribers.
Second Quarter of Fiscal 2023 Comparison to First Quarter of Fiscal 2023
The following tables and related discussion present additional information about our Disney+, ESPN+ and Hulu direct-to-consumer (DTC) product offerings(1) on a sequential quarter basis.
Paid subscribers(1) at:

(in millions)	April 1, 2023	December 31, 2022	Change
Disney+
Domestic (U.S. and Canada)	46.3	46.6	(1) %
International (excluding Disney+ Hotstar)(1)	58.6	57.7	2%
Disney+ Core(2)	104.9	104.3	1%
Disney+ Hotstar	52.9	57.5	(8) %
Total Disney+(2)	157.8	161.8	(2) %

ESPN+	25.3	24.9	2%

Hulu
SVOD Only	43.7	43.5	— %
Live TV + SVOD	4.4	4.5	(2) %
Total Hulu(2)	48.2	48.0	— %

Average Monthly Revenue Per Paid Subscriber(1) for the quarter ended:

	April 1, 2023	December 31, 2022	Change
Disney+
Domestic (U.S. and Canada)	$7.14	$5.95	20%
International (excluding Disney+ Hotstar)(1)	5.93	5.62	6%
Disney+ Core	6.47	5.77	12%
Disney+ Hotstar	0.59	0.74	(20) %
Global Disney+	4.44	3.93	13%

ESPN+	5.64	5.53	2%

Hulu
SVOD Only	11.73	12.46	(6) %
Live TV + SVOD	92.32	87.90	5%
(1)See discussion on page 11—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber increased from $5.95 to $7.14 due to an increase in average retail pricing.
International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber increased from $5.62 to $5.93 due to a favorable foreign exchange impact, a lower mix of wholesale subscribers and an increase in wholesale pricing.
Disney+ Hotstar average monthly revenue per paid subscriber decreased from $0.74 to $0.59 due to lower per-subscriber advertising revenue.
ESPN+ average monthly revenue per paid subscriber increased from $5.53 to $5.64 driven by higher per-subscriber advertising revenue, partially offset by a higher mix of subscribers to multi-product offerings.
Hulu SVOD Only average monthly revenue per paid subscriber decreased from $12.46 to $11.73 due to lower per-subscriber advertising revenue and a higher mix of subscribers to multi-product offerings, partially offset by an increase in average retail pricing.
Hulu Live TV + SVOD average monthly revenue per paid subscriber increased from $87.90 to $92.32 primarily due to an increase in average retail pricing, partially offset by lower per-subscriber advertising revenue.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues for the quarter increased 18% to $2.2 billion and operating results decreased from income of $16 million to a loss of $50 million. The decrease was due to lower TV/SVOD distribution results, partially offset by an improvement at theatrical distribution.
The decrease in TV/SVOD distribution results was primarily due to lower sales volumes of film content, which included the impact of the shift from licensing our content to third parties to distributing it on our DTC streaming services.
The improvement at theatrical distribution was due to the continued success of Avatar: The Way of Water, which was released in the first quarter of the current year, partially offset by the comparison to co-production income in the prior-year quarter from Marvel’s Spider-Man: No Way Home. The current quarter included the release of Ant-Man and the Wasp: Quantumania whereas the prior-year quarter included the release of Death on the Nile.

Disney Parks, Experiences and Products
Disney Parks, Experiences and Products revenues for the quarter increased 17% to $7.8 billion and segment operating income increased 23% to $2.2 billion. Higher operating results for the quarter reflected increases at our international and domestic parks and experiences businesses, partially offset by lower results at our merchandise licensing business.
Higher operating results at our international parks and resorts were due to growth at Shanghai Disney Resort, Disneyland Paris and Hong Kong Disneyland Resort. The increase at Shanghai Disney Resort was due to higher volumes and guest spending growth. Higher volumes were attributable to increased attendance while guest spending growth was due to increases in average ticket prices and food, beverage and merchandise spending. The increase in operating results at Disneyland Paris was due to volume growth, which was attributable to higher attendance, and increased guest spending, partially offset by higher costs. Guest spending growth was due to increases in average ticket prices, average daily hotel room rates and food, beverage and merchandise spending. The increase in costs was primarily due to inflation and higher costs associated with new guest offerings. Higher results at Hong Kong Disneyland Resort reflected more operating days in the current quarter due to COVID-19-related closures in the prior-year quarter.
Operating income growth at our domestic parks and experiences was attributable to an increase at Disney Cruise Line, partially offset by the comparison to a real estate gain in the prior-year quarter. Higher results at Disney Cruise Line were due to an increase in passenger cruise days including the addition of the Disney Wish, which launched in the fourth quarter of the prior year, partially offset by higher costs associated with our ongoing fleet expansion. Results at our domestic parks and resorts were slightly unfavorable to the prior-year quarter, as a decrease at Walt Disney World Resort was largely offset by growth at Disneyland Resort. The decrease at Walt Disney World Resort was due to higher costs, partially offset by increased volumes. Higher costs reflected cost inflation, increased expenses associated with new guest offerings and higher depreciation. The increase in volumes was due to attendance growth and higher occupied room nights. Increased operating income at Disneyland Resort resulted from growth in attendance and guest spending, partially offset by higher costs. Higher guest spending was due to increases in average ticket prices and average daily hotel room rates. The increase in costs was primarily due to higher operations support costs and increased costs associated with new guest offerings.
The decrease in merchandise licensing operating income included lower revenue from merchandise based on Star Wars, Spider-Man, Frozen and Avengers.

The following table presents supplemental revenue and operating income detail for the Disney Parks, Experiences and Products segment:

	Quarter Ended		Change
(in millions)	April 1, 2023	April 2, 2022
Supplemental revenue detail
Parks & Experiences
Domestic	$5,572	$4,898	14%
International	1,184	574	>100%
Consumer Products	1,020	1,180	(14) %
	$7,776	$6,652	17%
Supplemental operating income detail
Parks & Experiences
Domestic	$1,519	$1,385	10%
International	156	(268)	nm
Consumer Products	491	638	(23) %
	$2,166	$1,755	23%

OTHER FINANCIAL INFORMATION
Restructuring and Impairment Charges
In the current quarter, the Company recorded charges of $152 million primarily for severance. During the prior-year quarter, the Company recorded charges of $195 million due to the impairment of an intangible asset related to the Disney Channel in Russia.
Other Income (Expense), net
In the current quarter, the Company recorded a $149 million non-cash gain to adjust its investment in DraftKings, Inc. (DraftKings) to fair value (DraftKings gain (loss)). In the prior-year quarter, the Company recorded a $158 million DraftKings loss.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	April 1, 2023	April 2, 2022	Change
Interest expense	$(504)	$(374)	(35) %
Interest income, investment income and other	182	19	>100%
Interest expense, net	$(322)	$(355)	9%
The increase in interest expense was due to higher average rates, partially offset by lower average debt balances.
The increase in interest income, investment income and other resulted from a favorable comparison of pension and postretirement benefit costs, other than service cost, higher interest income on cash balances, and investment gains in the current quarter compared to investment losses in the prior-year quarter.

Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	April 1, 2023	April 2, 2022	Change
Amounts included in segment results:
Disney Media and Entertainment Distribution	$176	$218	(19) %
Disney Parks, Experiences and Products	—	(5)	100%
Amortization of TFCF intangible assets related to equity investees	(3)	(3)	— %
Equity in the income of investees	$173	$210	(18) %
Income from equity investees decreased $37 million, to $173 million from $210 million, primarily due to lower income from A+E Television Networks.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	April 1, 2023	April 2, 2022
Income from continuing operations before income taxes	$2,123	$1,102
Income tax expense on continuing operations	635	505
Effective income tax rate - continuing operations	29.9%	45.8%
The decrease in the effective income tax rate was driven by the comparison to an unfavorable impact in the prior-year quarter from new tax regulations that limit our ability to utilize certain foreign tax credits.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	April 1, 2023	April 2, 2022	Change
Net income from continuing operations attributable to noncontrolling interests	$(217)	$(127)	(71) %
The increase in net income from continuing operations attributable to noncontrolling interests was due to improved results at Shanghai Disney Resort and lower losses at Hong Kong Disneyland Resort and at our DTC sports business, partially offset by lower results at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	April 1, 2023	April 2, 2022	Change
Cash provided by operations	$2,262	$1,556	$706
Investments in parks, resorts and other property	(2,430)	(2,060)	(370)
Free cash flow(1)	$(168)	$(504)	$336
(1)Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 11 through 14.
Cash provided by operations increased by $706 million from $1,556 million in the prior-year period to $2,262 million in the current period. The increase was due to higher operating income at Disney Parks, Experiences and Products, partially offset by lower operating income at Disney Media and Entertainment Distribution.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	April 1, 2023	April 2, 2022
Disney Media and Entertainment Distribution	$548	$334
Disney Parks, Experiences and Products
Domestic	1,024	1,047
International	410	391
Total Disney Parks, Experiences and Products	1,434	1,438
Corporate	448	288
Total investments in parks, resorts and other property	$2,430	$2,060
Capital expenditures increased from $2.1 billion to $2.4 billion primarily due to higher spending at Disney Media and Entertainment Distribution and Corporate. The increase at Disney Media and Entertainment Distribution was driven by higher technology spending to support our streaming services, while the increase at Corporate was due to higher spending on facilities.
Depreciation expense was as follows (in millions):

	Six Months Ended
	April 1, 2023	April 2, 2022
Disney Media and Entertainment Distribution	$333	$322
Disney Parks, Experiences and Products
Domestic	907	802
International	333	335
Total Disney Parks, Experiences and Products	1,240	1,137
Corporate	100	94
Total depreciation expense	$1,673	$1,553

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries, we offer Disney+ as well as Star+, a general entertainment SVOD service, which is available on a standalone basis or together with Disney+ (Combo+). Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America, if a subscriber has either the standalone Disney+ or Star+ service or subscribes to Combo+, the subscriber is counted as one Disney+ paid subscriber. Subscribers include those who receive a service through wholesale arrangements including those for which we receive a fee for the distribution of the service to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Premier Access and Pay-Per-View revenue. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.
NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding certain items, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of cash provided by continuing operations, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP.

Free cash flow, diluted EPS excluding certain items and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow
The Company uses free cash flow (cash provided by continuing operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Six Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Cash provided by operations - continuing operations	$3,236	$1,765	$2,262	$1,556
Cash used in investing activities - continuing operations	(1,249)	(1,037)	(2,541)	(2,024)
Cash used in financing activities - continuing operations	(83)	(1,817)	(1,126)	(2,097)
Cash used in discontinued operations	—	—	—	(4)
Impact of exchange rates on cash, cash equivalents and restricted cash	33	(81)	197	(116)
Change in cash, cash equivalents and restricted cash	1,937	(1,170)	(1,208)	(2,685)
Cash, cash equivalents and restricted cash, beginning of period	8,516	14,488	11,661	16,003
Cash, cash equivalents and restricted cash, end of period	$10,453	$13,318	$10,453	$13,318
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Six Months Ended
	April 1, 2023	April 2, 2022	Change	April 1, 2023	April 2, 2022	Change
Cash provided by operations - continuing operations	$3,236	$1,765	$1,471	$2,262	$1,556	$706
Investments in parks, resorts and other property	(1,249)	(1,079)	(170)	(2,430)	(2,060)	(370)
Free cash flow	$1,987	$686	$1,301	$(168)	$(504)	$336
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.

The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.
The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the second quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended April 1, 2023
As reported	$2,123	$(635)	$1,488	$0.69	>100%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	558	(130)	428	0.23
Restructuring and impairment charges(5)	152	(35)	117	0.06
Other income, net(6)	(149)	35	(114)	(0.06)
Excluding certain items	$2,684	$(765)	$1,919	$0.93	(14) %

Quarter Ended April 2, 2022
As reported	$1,102	$(505)	$597	$0.26
Exclude:
Content License Early Termination	1,023	(238)	785	0.43
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	594	(138)	456	0.24
Restructuring and impairment charges(5)	195	(45)	150	0.08
Other expense, net(6)	158	(37)	121	0.07
Excluding certain items	$3,072	$(963)	$2,109	$1.08
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $408 million, step-up amortization was $147 million and amortization of intangible assets related to TFCF equity investees was $3 million. For the prior-year quarter, intangible asset amortization was $435 million, step-up amortization was $156 million and amortization of intangible assets related to TFCF equity investees was $3 million.
(5)Charges for the current quarter were primarily for severance. Charges for the prior-year quarter were due to the impairment of an intangible asset related to the Disney Channel in Russia.
(6)In the current quarter, other income, net was due to the DraftKings gain ($149 million). For the prior-year quarter, other expense, net was due to the DraftKings loss ($158 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the current and prior-year six-month periods:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Six Months Ended April 1, 2023:
As reported	$3,896	$(1,047)	$2,849	$1.39	56%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,137	(264)	873	0.47
Restructuring and impairment charges(6)	221	(43)	178	0.10
Other income, net(5)	(107)	18	(89)	(0.05)
Excluding certain items	$5,147	$(1,336)	$3,811	$1.91	(11) %

Six Months Ended April 2, 2022:
As reported	$2,790	$(993)	$1,797	$0.89
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,189	(277)	912	0.49
Content License Early Termination	1,023	(238)	785	0.43
Other expense, net(5)	594	(138)	456	0.25
Restructuring and impairment charges(6)	195	(45)	150	0.08
Excluding certain items	$5,791	$(1,691)	$4,100	$2.14
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current period, intangible asset amortization was $825 million, step-up amortization was $306 million and amortization of intangible assets related to TFCF equity investees was $6 million. For the prior-year period, intangible asset amortization was $870 million, step-up amortization was $313 million and amortization of intangible assets related to TFCF equity investees was $6 million.
(5)For the current period, other income, net was due to the DraftKings gain ($79 million) and a gain on the sale of a business ($28 million). For the prior-year period, other expense, net was due to the DraftKings loss ($590 million).
(6)Charges for the current period related to severance and exiting our businesses in Russia. Charges for the prior-year period were due to the impairment of an intangible asset related to the Disney Channel in Russia.
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 10, 2023, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance and growth; business plans, strategic priorities and drivers of growth and profitability and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions) or other business decisions, as well as from developments beyond the Company’s control, including:
•further deterioration in domestic and global economic conditions;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content and competition for talent;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases and the market for advertising sales on our DTC services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•income tax expense; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
Revenues	$21,815	$19,249	$45,327	$41,068
Costs and expenses	(19,540)	(17,649)	(41,059)	(37,272)
Restructuring and impairment charges	(152)	(195)	(221)	(195)
Other income (expense), net	149	(158)	107	(594)
Interest expense, net	(322)	(355)	(622)	(666)
Equity in the income of investees	173	210	364	449
Income from continuing operations before income taxes	2,123	1,102	3,896	2,790
Income taxes on continuing operations	(635)	(505)	(1,047)	(993)
Net income from continuing operations	1,488	597	2,849	1,797
Loss from discontinued operations, net of income tax benefit of $0, $0, $0 and $14, respectively	—	—	—	(48)
Net income	1,488	597	2,849	1,749
Net income from continuing operations attributable to noncontrolling interests	(217)	(127)	(299)	(175)
Net income attributable to The Walt Disney Company (Disney)	$1,271	$470	$2,550	$1,574

Earnings (loss) per share attributable to Disney(1):
Diluted
Continuing operations	$0.69	$0.26	$1.39	$0.89
Discontinued operations	—	—	—	(0.03)
	$0.69	$0.26	$1.39	$0.86
Basic
Continuing operations	$0.70	$0.26	$1.40	$0.89
Discontinued operations	—	—	—	(0.03)
	$0.70	$0.26	$1.40	$0.86

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,831	1,828	1,829	1,828
Basic	1,828	1,822	1,827	1,820
(1)Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	April 1, 2023	October 1, 2022
ASSETS
Current assets
Cash and cash equivalents	$10,399	$11,615
Receivables, net	12,770	12,652
Inventories	1,848	1,742
Content advances	1,872	1,890
Other current assets	1,374	1,199
Total current assets	28,263	29,098
Produced and licensed content costs	36,949	35,777
Investments	3,387	3,218
Parks, resorts and other property
Attractions, buildings and equipment	69,695	66,998
Accumulated depreciation	(41,452)	(39,356)
	28,243	27,642
Projects in progress	5,175	4,814
Land	1,161	1,140
	34,579	33,596
Intangible assets, net	13,887	14,837
Goodwill	77,878	77,897
Other assets	9,915	9,208
Total assets	$204,858	$203,631
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$18,591	$20,213
Current portion of borrowings	3,452	3,070
Deferred revenue and other	6,013	5,790
Total current liabilities	28,056	29,073
Borrowings	45,066	45,299
Deferred income taxes	8,134	8,363
Other long-term liabilities	13,232	12,518
Commitments and contingencies
Redeemable noncontrolling interests	8,814	9,499
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	56,919	56,398
Retained earnings	46,236	43,636
Accumulated other comprehensive loss	(4,389)	(4,119)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	97,859	95,008
Noncontrolling interests	3,697	3,871
Total equity	101,556	98,879
Total liabilities and equity	$204,858	$203,631

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	April 1, 2023	April 2, 2022
OPERATING ACTIVITIES
Net income from continuing operations	$2,849	$1,797
Depreciation and amortization	2,616	2,556
Net (gain)/loss on investments and disposition of businesses	(88)	632
Deferred income taxes	(46)	983
Equity in the income of investees	(364)	(449)
Cash distributions received from equity investees	363	406
Net change in produced and licensed content costs and advances	(824)	(2,279)
Equity-based compensation	570	450
Pension and postretirement medical benefit cost amortization	2	310
Other, net	(234)	264
Changes in operating assets and liabilities:
Receivables	(413)	(342)
Inventories	(107)	(97)
Other assets	(345)	(676)
Accounts payable and other liabilities	(2,133)	(1,349)
Income taxes	416	(650)
Cash provided by operations - continuing operations	2,262	1,556

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,430)	(2,060)
Other, net	(111)	36
Cash used in investing activities - continuing operations	(2,541)	(2,024)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	714	(130)
Borrowings	70	70
Reduction of borrowings	(1,000)	(1,400)
Sale of noncontrolling interest	178	—
Acquisition of redeemable noncontrolling interest	(900)	—
Other, net	(188)	(637)
Cash used in financing activities - continuing operations	(1,126)	(2,097)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by operations - discontinued operations	—	8
Cash used in financing activities - discontinued operations	—	(12)
Cash used in discontinued operations	—	(4)

Impact of exchange rates on cash, cash equivalents and restricted cash	197	(116)

Change in cash, cash equivalents and restricted cash	(1,208)	(2,685)
Cash, cash equivalents and restricted cash, beginning of period	11,661	16,003
Cash, cash equivalents and restricted cash, end of period	$10,453	$13,318

Contacts:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601